Exhibit 10.4

MASTER SERVICES AGREEMENT dated April 30, 2013 (the “Agreement”)

BETWEEN:	RTK WP CANADA, ULC, a British Columbia unlimited liability company, with its registered office located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia (BC), V6C 2X8;

(hereinafter referred to as “RTK”)

AND:	QUEBEC STEVEDORING COMPANY LIMITED, having a place of business at 961 Champlain Boulevard, Quebec City (Quebec), G1K 4J9;

(hereinafter referred to as “QSL”)

WHEREAS, RTK is in the business of producing, and supplying wood pellets to export off-take parties via ships located at the Port of Quebec, from facilities located within and in the vicinity of the Provinces of Ontario;

WHEREAS, QSL is in the business of supplying stevedoring, terminalling and warehousing services, notably at its facilities at the Port of Quebec and its vicinity, in the Province of Quebec;

WHEREAS, RTK desires to exclusively retain QSL, and QSL agrees, to provide to RTK stevedoring, terminalling and warehousing services at the Anse-au-Foulon (Wolfe’s Cove) Sector of the Port of Québec, including without limit, wharf 103;

WHEREAS, in order to render such stevedoring, terminalling and warehousing services, QSL will proceed to the conception, engineering, order, construction and installation of the Infrastructures (as such expression is hereinafter described) pursuant to the terms and conditions of this Agreement; and

WHEREAS, RTK is prepared to compensate QSL for the Infrastructure Costs (as provided herein) pursuant to the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSETH THAT IN CONSIDERATION of the covenants and agreements hereinafter mentioned, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RTK and QSL (collectively the “Parties” and each individually a “Party”) hereby agree as follows:

1.	SERVICES

1.1	Subject to the terms and conditions of this Agreement, RTK hereby retains QSL, and QSL agrees, to provide at QSL’S facilities at the Anse-au-Foulon (Wolfe’s Cove) Sector of the Port of Québec, wharf section 103 (the “Terminal”) including all necessary stevedoring, terminalling and warehousing services required for the receipt, storage delivery and loading of RTK’s wood pellet products having the characteristics set out in Schedule “B” (the “Product”), such services to include, without limit, those services further described in Schedule “A” (collectively the “Services”). QSL will provide all of the facilities and labour necessary to perform the Services for the fees, rates and charges (including the Infrastructure Costs) provided for in this Agreement. For the Term (as defined in Section 5.1) of this Agreement QSL agrees that (i) RTK will be the exclusive and sole customer permitted to use the storage domes located at the Terminal (the “Domes”) and (ii) RTK will have first priority rights to use and access of the Infrastructure Equipment (as defined below) other than the Domes, meaning that QSL shall not provide stevedoring, loading or unloading services to another customer in advance of RTK using such Infrastructure Equipment. QSL agrees that after its permitted use of Infrastructure Equipment for other customers to use commercially efforts to clean and decontaminate the Infrastructure Equipment to prevent any cross contamination of third party product to RTK’s Product. Any net revenues received by QSL for permitted use by any third party shall be split equally between the Parties.

1.2	The Services shall be performed by QSL in accordance with this Agreement, Good Industry Practice and in compliance with Applicable Law. For the purpose of this Section 1.2 the following terms shall have the following meanings;

(i)	“Good Industry Practice” means the exercise of that degree of skill care, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances;

(ii)	“Applicable Law” means with respect to any Governmental authority, (i) any law, statute, regulation code, ordinance, license, order, writ, injunction, decision, directive, judgment, policy decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority, and (iii) any license, permit or compliance requirement, in each case applicable to either Party and as amended or modified from time to time; and

(iii)	“Governmental Authority” means any Canadian federal, provincial, territorial, regional, local or municipal governmental body, agency, board, bureau, commission, department, authority or entity established or controlled by a government or subdivision thereof including any legislative, administrative or judicial body.

1.3	RTK shall comply, and cause its representatives and agents to comply, with Applicable Law and regulations and QSL’s and the Port of Québec’s policies and guidelines, including without limitation, environmental, security and health and safety laws, regulations, policies and guidelines each as provided to RTK by QSL or as publically available.

1.4	RTK and QSL shall at all times act as Reasonable and Prudent Operators in relation to this Agreement. As used herein, “Reasonable and Prudent Operator” shall mean a corporation seeking to perform its contractual obligations under this Agreement in good faith and, in so doing and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator in substantial compliance with all applicable laws engaged in the same type of undertaking in the same locality and the under the same or similar circumstances and conditions.

2.	COMPENSATION

2.1	As compensation for the performance of the Services, RTK shall pay to QSL fees and charges at those rates provided for in Schedule “D”, which rates are based on the characteristics of the Product and subject to adjustment in the event the characteristics of the Product or the Services materially change.

2.2	Invoicing and payment of the fees for the Services shall be made in accordance with Article 3.

3.	INVOICES AND PAYMENT TERMS

3.1	QSL shall invoice RTK for the Services and third-party assessments, charges or levies attributable to RTK pursuant to the terms of this Agreement:

(i)	Within fifteen (15) days after each loading of a shipment of the Product into a vessel; and

(ii)	At the end of each calendar month for the balance of fees owing for such month.

3.2	RTK shall pay QSL’s invoices within thirty (30) days after they have been received by RTK.

3.3	All payments shall be made by RTK to QSL by wire transfer (to the account indicated by QSL in its invoice), unless otherwise provided herein or agreed upon between the Parties from time to time.

3.4	Any outstanding amounts owed by a Party to the other Party under this Agreement will bear interest at the rate of one point twenty-five percent (1.25%) per month until full payment of such outstanding amount and all interest accrued thereon.

3.5	RTK shall pay to QSL any and all amounts due and payable pursuant to this Agreement without set-off or counterclaim and without deduction or withholding for on or any present or future taxes, levies, duties or other charges of any kind.

3.6	For the purpose of invoicing under this Article 3, quantities of Product handled by QSL shall be determined (i) for rail car unloading based on scales used by RTK and the rail provider in loading such cars at the Product production facility and (ii) for all other Services using the Loading Port weight certificate prepared and issued by an independent marine surveyor selected by RTK.

4.	INFRASTRUCTURE COSTS

4.1	In order to render the Services and upon the execution of this Agreement, QSL will proceed with the conception, engineering, order, construction, installation and commissioning of the equipment and infrastructures at the Terminal necessary to provide the Services as determined by QSL and agreed by RTK (the “Infrastructure Equipment”) in accordance with the timelines described below;

(i)	Completion of site preparation and civil works (including required foundations) at the Loading Port by [*]; and

(ii)	Completion of construction and commission of the Infrastructure Equipment by [*].

(collectively the “Infrastructures”).

4.2	The preliminary budgetary pro forma costs, capital expenditures and other expenses and charges related to the conception, order, construction and installation of the Infrastructures are estimated at approximately $[*] to $[*] (the “Infrastructure Costs”), for which Infrastructure Costs RTK agrees to compensate to QSL without mark-up as provided herein. The maximum Infrastructure Costs RTK shall be liable for shall be of an amount of twenty million dollars ($20,000,000), unless otherwise agreed in writing by the Parties, notably pursuant to Sections 4.4 and 4.5. QSL shall use best efforts to minimize and mitigate all Infrastructure Costs.

4.3	Notwithstanding anything else in this Agreement, the final design and scope of the Infrastructures and any and all associated Infrastructure Costs are all subject to the prior approval of RTK in its sole discretion.

4.4	In the event RTK approves a change to the Infrastructures pursuant to Section 4.5, the Parties shall agree to any adjustments to be made to fixed monthly payment, if and as required.

4.5	Should any unforeseen substitution, material change or alteration, inclusion or exclusion equipment or infrastructures be necessary in order to render the Services in accordance with Good Industry Practice, regardless if such has or not an impact on the Infrastructure Costs, QSL shall provide written notice of the same to RTK including a full description of the requested change and expected impact to the Infrastructure Equipment Costs, and shall obtain RTK prior written approval, which approval shall not be unreasonably withheld.

4.6	RTK will pay to QSL a fixed monthly amount, equal to the final capital costs of the Infrastructures amortized over a [*] year period at a rate of [*] percent per year, to compensate for the Infrastructure Costs incurred by the latter from time to time, provided that in no event shall the aggregate of such monthly payments exceed the maximum amount that RTK is liable to pay pursuant to Section 4.2 above (unless otherwise agreed pursuant to Section 4.5). RTK shall pay to QSL starting on commencement of construction of the Infrastructures (as certified in writing by QSL), and thereafter on the next consecutive first regular working days of each following month an amount of a maximum of $[*] as such monthly amount may be adjusted from time to time pursuant to Sections 4.4 and 4.5.

4.7	In the event RTK terminates this Agreement in circumstances other than those provided for in Sections 5.2 or 5.3, RTK shall not be relieved of its obligation to pay the Infrastructure Costs on a monthly basis pursuant to the applicable terms and conditions provided for in this Agreement until full and final payment of said Infrastructure Costs has been received.

4.8	In the event of a default by QSL to their lender, RTK will have the right, but no obligation, to cure the default by QSL and assume the lending commitments to QSL within a reasonable period of time. QSL shall also (i) notify RTK of any breach or notice of default received by its lender and (ii) within a reasonable period of time after signing this Agreement grant a security interest to RTK, specific to the Infrastructure Equipment, that is second priority to the security interest granted to the lenders, and RTK’s right with respect to such assets will only be triggered in the event of a default between QSL and its lender. QSL also agrees to the best of its ability to include RTK in the discussions with the proposed Lender at the time the financing arrangements are made between QSL and its Lender for the Infrastructure Equipment.

4.9	As security for QSL’s incurrence of indebtedness to pay the cost of Infrastructure, on the date hereof, RTK’s ultimate parent company Rentech, Inc. shall execute and deliver the payment guaranty in favor of QSL in the form of Exhibit A hereto (the “Parent Guaranty”) , for outstanding amounts attributed to Infrastructure Costs up to a maximum amount of $20,000,000, or such greater amount as agreed by the Parties under 4.5. QSL undertakes to require its lender to include provisions in the Credit Agreements to the effect that in the event of QSL’s payment default pursuant to said Credit Agreements and RTK’s cure of such default, the latter will be granted priority to be assigned and/or acquire QSL’s rights in the Infrastructures.

4.10	In the event of Force Majeure, as such expression is hereinafter described, RTK shall not be relieved of its obligation to pay the Infrastructure Costs on a monthly basis pursuant to the applicable terms and conditions provided in Article 5 until full and final payment of said Infrastructure Costs.

4.11	QSL shall maintain correct, detailed and complete records and books of account with supporting vouchers, invoices and other documentation showing all expenditures, charges, expenses and related calculations of whatsoever nature made in relation to the Infrastructures and Infrastructure Costs. All such records and books shall be made available to RTK or RTK’s representative upon request.

4.12	At all times, QSL shall retain ownership on the Infrastructures, being understood that at no times shall RTK have any title or ownership or any property rights whatsoever in the Infrastructures other than the security interest granted under Section 4.8 above.

4.13	QSL represents and warrants that:

(i)	it will complete the design, construction, commissioning and start-up of the Infrastructure in accordance with the timeline set forth in Section 4.1 and as necessary to perform the Services above;

(ii)	it will prior to the commencement of the construction of the Infrastructure have all appropriate and necessary land use rights with respect to those lands upon which the Infrastructures will be constructed and that it will keep the same in good standing and that it will not attempt to transfer, assign or otherwise dispose of all or any portion of such land use rights to any third party, except for grants of security interests as required by financial institutions;

(iii)	it will procure and obtain all necessary and required permits, approvals or authorizations required to build and operate the Infrastructure;

(iv)	if QSL transfers, assigns or otherwise alienates all or any portion of the Infrastructure to any third party it will require that such third party assume all obligations under this Agreement and that this Agreement shall survive; and

(v)	it will not impose or seek to impose a lien whether, general or specific, or grant or allow to subsist or permit, any pledge, charge (by way of security or otherwise) or encumbrance on or over any Product while at the Terminal or on Board of the vessel in respect of claims for any outstanding sums (whether actual or contingent), howsoever arising. QSL does not waive any statutory rights that may arise under Applicable Law to impose a lien on the Product, including notably the right to retain the cargo for unpaid storage.

4.14	In the event of a sale or transfer of any issued shares of QSL or substantially all the assets of QSL, either of which would result in a change in majority ownership of QSL, or if QSL amalgamates, restructures, consolidates, dissolves or combines with any third party, QSL shall require that such third party or surviving party assumes the obligations under this Agreement and shall ensure that any such third party has the capacity to fulfill such obligations.

4.15	RTK shall have the right during the business hours of the Terminal as described in Schedule “A” and upon reasonable written notice to QSL, so as not to disrupt the Terminal’s operations, to:

(i)	make periodic operational inspections of such Terminal;

(ii)	conduct audits of any pertinent books and records, including those related to receipts, delivery, storage and inventories of the RTK’s Product; and

(iii)	conduct physical verifications of the amount of RTK’s Product stored at the Terminal.

4.16	QSL will and will use commercially reasonable efforts to require from the lessor of the land (the “Landlord”) that the Landlord enters into an agreement with QSL (the “Landlord Agreement”). Such agreement will provide a new lease between the Landlord and QSL covering the real property upon which the Terminal is planned to be built, (ii) provide that in the event of a termination or invalidation of the lease between QSL and Landlord with respect to such real property underlying the Terminal that the Landlord will enter into a lease directly with RTK on substantially similar terms as the existing lease between QSL and the Landlord for the balance of the term of the lease that was terminated and (iii) include the rights set forth in Section 8.2 of Schedule A to this Agreement. Such agreement will be initiated between QSL and the Landlord within 60 days of the date of this Agreement, and executed within a reasonable period of time thereafter, with a copy provided to RTK of such Landlord Agreement.

4.17	RTK’s right and that of its authorized representatives to enter the Terminals will be exercised by RTK in a way that will not interfere with or diminish QSL’s control over or its operation of the Terminals and will be subject to reasonable rules and regulations promulgated by QSL. If as a result of any such inspections, audits or verifications, RTK believes that an error or discrepancy exists, RTK shall provide notice thereof of QSL and thereafter QSL shall promptly take the necessary corrective action to remedy error discrepancy. If such error or discrepancy has resulted in an amount invoiced to RTK in error, then QSL shall make an adjustment on the next invoice issued by QSL, or if no such invoice is to be forthcoming reimburse RTK for the amount equivalent to the amount charged in error plus applicable interest calculated pursuant to Section 3.4.

5.	TERM AND TERMINATION

5.1	Unless earlier terminated as provided for in this Agreement, the initial term of this Agreement is [*] years (the “Initial Term”) commencing on the date upon which QSL first commences providing the Services to RTK (the “Commencement Date”), provided that in no event shall the Commencement Date be later than eighteen months following the date of execution of the Agreement. Upon the expiry of the Initial Term, the Agreement shall automatically extend for rolling successive one (1) year terms on the same terms and conditions unless terminated in accordance with the terms of this Agreement. RTK shall have the right to terminate the Services provided under this Agreement at any time after the [*] year of the Initial Term on 180 days written notice to QSL and upon such termination, RTK shall continue to make the payments to QSL as provided in Section 4.6 but shall not owe QSL for any Services provided under Section 1.1. The Initial Term of the Agreement and any subsequent one (1) year renewals shall be collectively referred to as the “Term” herein.

5.2	In the event of any material breach or material non-performance of this Agreement, the Party claiming breach shall provide written notice to the other Party specifying the nature of the breach complained of and suggesting measures required to remedy such breach. In the event that the breaching Party has not taken reasonable corrective measures within thirty (30) days’ of receipt of such notice, to the full satisfaction of the other Party acting reasonably, the Party claiming breach shall have the right immediately to terminate this Agreement, such termination to be without prejudice to the rights and obligations of either Party accrued up to that time.

5.3	In the event a Party enters into liquidation or becomes insolvent or makes or enters into a composition with its creditors or has execution levied upon a substantial part of its assets or should a receiver, trustee or liquidator be appointed in respect of its assets, the other Party shall, at its sole discretion, be entitled immediately to terminate this Agreement, without prejudice to the rights and obligations accrued up to and including such event.

5.4	In the event that RTK terminates this Agreement pursuant to Sections 5.2 or 5.3, RTK shall be responsible to pay QSL for only those fees and charges for the Services provided by QSL up to and including the date of termination and RTK shall have no liability or obligation to make payment for any Infrastructure Costs from the date of termination onwards and shall have no liability or obligation with respect to any outstanding Infrastructure Costs.

5.5	In the event that RTK terminates this Agreement pursuant to Sections 5.1, RTK shall be responsible to pay QSL for those fees and charges for the Services provided by QSL up to and including the date of termination and RTK shall remain obliged and liable to make payment for any remaining Infrastructure Costs.

6.	RESPONSIBILITY

6.1	For the purposes of Article 6, the term “care, custody and control” shall for QSL be referring to all times that QSL is dealing with the Product while carrying out the Services and, for RTK shall be referring to all other times that fall outside such period.

6.2	QSL shall be liable for damages to or by the Product, including damages caused by contamination, loss by wind, and any other cause or reasons whatsoever, to the extent such damages to the Product are caused by or arising from the negligence or wilful misconduct of QSL, its employees and agents.

6.3	QSL shall not be responsible for any foreign objects found in the Product prior to the Product being in QSL’s care, custody and control.

6.4	Each Party agrees to defend, indemnify and hold harmless the other non-defaulting Party, its affiliates and its agents, directors, officers, employees, successors and assigns from and against all claims, damages, losses and costs of whatsoever nature, including without limit any third party claims, arising out of, related to, or in connection with, a Party’s breach of this Agreement, the negligence or wilful misconduct of a Party, its agents or employees, or any non-compliance of a Party with Applicable Law.

6.5	To the maximum extent permitted by applicable law, in no event will a Party be liable to the other Party for any indirect, special, consequential, punitive or exemplary damages.

7.	INSURANCE

7.1	QSL shall procure and maintain, at its sole costs and expense, (i) liability insurance coverage with a policy limit of $5,000,000 and (ii) property insurance coverage with a policy limit equal to at least the replacement value of the Infrastructure Equipment. Such policies shall not be cancelled nor materially changed without a thirty (30) day written notice to RTK. In the event QSL receives proceeds as a result of making any claims under its property insurance policy, QSL shall use such proceeds to repair or replace the Infrastructure Equipment that were the subject of its insurance claim, or in a manner that permits QSL to continue providing the Services to RTK.

8.	FORCE MAJEURE

8.1	Force Majeure means, in relation to either Party, any event or circumstance beyond the reasonable control of that Party, including but not limited to:

(i)	acts of God, fire, explosion, radioactive or other contamination (including contaminative precipitation or contamination to the water table lightening, earthquake, flood, storm, drought or other extreme weather conditions;

(ii)	acts of warfare whether declared or otherwise, act of public enemy, act or threat of terrorism, revolution, riot or other civil insurrection, public demonstration, sabotage or act of vandalism;

(iii)	breakdown, damage to, closure or other failure of all or a significant proportion of transportation routes, rail lines, or harbor, ports, berth or other facilities;

(iv)	epidemics;

(v)	any government or Governmental Authority requisition, control, intervention, requirement or interference;

(vi)	strikes, lockouts or other work stoppages or slow-downs or other industrial disputes, disturbance or action;

provided that (i) the event could not have been reasonably prevented or overcome by the Party employing Good Industry Practice, and (ii) a lack of funds shall not constitute Force Majeure. For avoidance of doubt, Force Majeure events shall not include any event or circumstance that is caused or arises from a mechanical or equipment breakdown of plant machinery or facilities attributable to normal wear and tear.

8.2	Subject to Section 8.3, and other than in respect of the obligation to make any payment as required by this Agreement, and any obligations which have accrued prior to the Force Majeure, a Party shall not be in breach of this Agreement and shall not be liable to the other for any failure to perform an obligation under this Agreement to the extent that, and so long as, the performance of such obligation has been interfered with, hindered, delayed or prevented by Force Majeure.

8.3	The provisions of Section 8.2 shall not apply unless the Party wishing to be relieved from liability under this Agreement (the “Claiming Party”) has:

(i)	promptly after becoming aware of the occurrence of the event or circumstance giving rise to the Force Majeure claim, notified the other Party (the “Non-Claiming Party”) in writing of Claiming Party’s intention to seek relief, providing the details of the Force Majeure, estimation of its expected duration and the probable impact on the performance of its obligations under this Agreement together with all evidence reasonably required to support the existence of the Force Majeure (the “Force Majeure Notice”);

(ii)	used without delay Reasonable Endeavours (the term “Reasonable Endeavours” meaning a requirement to do all that can reasonably be done without incurring material cost or risking exposure to material loss or other liability provided that any judicial interpretation imposing a lesser or greater standard shall not apply) and continues to use Reasonable Endeavours to rectify the event or circumstance giving rise to the force majeure claim (to the extent it is able to do so) or otherwise to mitigate the effects of the same, and resume full performance of its obligations under this Agreement;

(iii)	given and continues to give regular reports to the Non-Claiming Party on the status of the Force Majeure (including the effects thereof) and progress in its efforts to overcome the same; and

(iv)	as soon as reasonably possible after the end of the Force Majeure, notified the Non-Claiming Party in writing that the Force Majeure has ended.

8.4	If the Force Majeure experienced by the Claiming Party continues for twelve (12) months commencing on the date of the Force Majeure Notice, the Non-Claiming Party may, at its option, at any time during the continuance of such Force Majeure terminate this Agreement and the Parties shall have no further obligations between them save those previously accrued or expressed in this Agreement to survive termination. If the Parties have agreed a remedial plan under which the Claiming Party will resolve the Force Majeure event the Non-Claiming Party shall not terminate this Agreement during such period as the Claiming Party is actively and diligently complying with such plan.

9.	ARBITRATION

9.1	Should any dispute or question arise between the Parties concerning the interpretation, validity or execution of this Agreement or any part thereof or the rights or obligations of either one of the Parties pursuant to this Agreement and should the Parties be unable to resolve this dispute or question by agreement among the Parties, this dispute or question shall be submitted by either Party to arbitration in the following manner:

(i)	The dispute or question shall be settled by binding arbitration in accordance with the Code of Civil Procedure of Quebec by one Party giving notice to the other Party;

(ii)	Within fifteen (15) days of the notice, the Parties shall mutually agree on the person who will act as the arbitrator.

(iii)	If the Parties cannot agree on the arbitrator, either Party may request that a judge from the Superior Court of Quebec (judicial district of Quebec City) appoints a suitable arbitrator;

(iv)	The arbitrator shall proceed to investigate the matter in the most expeditious and least formalistic manner possible and shall render his or her decision within thirty (30) days of hearing the matter, unless the Parties agree otherwise;

(v)	Should the arbitrator fail to render his or her decision within thirty (30) days of hearing the matter, he or she shall be removed from office and shall be deemed to have waived his or her fees.

9.2	The arbitration award shall be final and binding upon the Parties, under the relevant provisions of the Code of Civil Procedure of Quebec.

9.3	The cost of arbitration shall be borne by the Parties equally.

9.4	The arbitration award as homologated is executory as a judgment of the court.

10.	MISCELLANEOUS

10.1	The Preamble and the Schedules shall each form part of this Agreement. The Schedules to this Agreement comprise the following:

(i)	Schedule “A” – Description of the Services;

(ii)	Schedule “B” – List of Non-Working Days

(iii)	Schedule “C” – Characteristics of the Product

(iv)	Schedule “D”—Rates; and

(v)	Schedule “E” – Loading Port Specifications and Requirements.

10.2	At all times during the term of this Agreement, QSL shall act as an independent contractor and at no time shall QSL be considered an agent, employee, partner or joint venture with or of RTK.

10.3	Any notice, delivery, payment or tender of money or document(s) to the Parties hereunder may be delivered personally or sent by prepaid registered or certified mail or prepaid courier to the following addresses:

to QSL:	Geoff Lemont, Vice-President

961 Champlain Blvd. Quebec, QC, G1K 4J9 e-mail: glemont@qsl.com

Fax: 418-522-9770

with a copy to:

Jean Gaudreau and Christopher Gauthier 961 Champlain Blvd. Quebec, QC, G1K 4J9

e-mails: jgaudreau@qsl.com / cgauthier@qsl.com

Fax: 418-522-9761

to RTK:

Sean Ebnet, Senior Vice President Rentech, Inc. 10877 Wilshire Blvd., Suite 600 Los Angeles, CA 90024 Fax: 310-208-7165

With a copy to:

General Counsel

Rentech, Inc. 10877 Wilshire Blvd., Suite 600 Los Angeles, CA 90024 Fax: 310-208-7165

and any such notice, delivery or payment so delivered or sent shall be deemed to have been given or made and received upon delivery of same or on the third (3rd) business day following the mailing of same, as the case may be.

10.4	Unless otherwise indicated, all dollar amounts mentioned in this Agreement are in Canadian dollars ($CAD).

10.5	No waiver by any Party hereto of any breach by any other Party of any of its covenants, agreements or obligations contained in this Agreement shall be or be deemed to be a waiver of any subsequent breach thereof or the breach of any other covenants, agreements or obligations, nor shall any forbearance by any Party hereto to seek a remedy for any breach by any other party be a waiver by the Party so forbearing of its rights and remedies with respect to such breach or any subsequent breach.

10.6	This Agreement constitutes the entire agreement duly executed by the Parties hereto, and no amendment, variation or change to this Agreement shall be binding unless the same shall be in writing and signed by the Parties hereto.

10.7	Neither Party may assign this Agreement without the written consent of the other Party, which consent shall not be unreasonably or arbitrarily withheld.

10.8	The rights and liabilities of the Parties shall enure to the benefit of their respective heirs, executors, administrators, successors and assigns, subject to any requirement for consent by QSL hereunder.

10.9	The Parties hereto agree that the contents of this Agreement thereof and amendments thereto are confidential and except as required by law or any securities commission, shall not be disclosed by either Party to any person that is not any affiliate of that Party without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties may disclose the terms of this Agreement to third party professional advisors such as legal advisors, accounting advisors or potential lenders or financial institutions provided that such third party advisor covenants to keep the terms of the Agreement confidential.

10.10	Any provision of this Agreement that is unenforceable shall be severed from this Agreement without affecting the remainder of this Agreement.

10.11	Each of the Parties confirms that it has required that this Agreement be drawn in the English language. Les Parties confirment avoir requis que le présent contrat soit rédigé en anglais.

10.12	This Agreement shall be governed and interpreted by the laws of the Province of Quebec and the laws of Canada applicable therein.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first written above.

RTK WP CANADA, ULC		(Q.S.L.) QUEBEC STEVEDORING COMPANY LIMITED

	/s/ Dan J. Cohrs		/s/ Denis Dupuis
Name:	Dan J. Cohrs	Name:	Denis Dupuis
Title:	Chief Financial Officer and Executive Vice President	Title:	President

SCHEDULE “A”

DESCRIPTION OF THE SERVICES

1.	DEFINITIONS

1.1	For the purpose of this Agreement, the following terms shall have the following meanings:

(i)	“Delivery Schedule” means the schedules of Shipments to be made by RTK to its customers;

(ii)	“Demurrage” means the financial compensation payable if time used in completing loading is greater than laytime and payable for all such excess time at a rate set by a nominated Vessel;

(iii)	“Despatch” means the amount payable, if any, for laytime saved and being a rate equal to fifty per cent (50%) of the Demurrage rate per day or pro-rata part thereof;

(iv)	“Holiday” means any public holiday which is specified in the Port Requirements in respect of the relevant Loading Port, but does not include Super Holidays;

(v)	IMO Code of Safe Practice means the International Maritime Organization Code of Safe Practice for Solid Bulk Cargoes, 2004, as amended or replaced from time to time.

(vi)	“Laycan” means the period in which a Vessel must arrive at the Loading Part for the commencement of loading;

(vii)	“Loading Port” means the Port of Quebec;

(viii)	“Port Authority” means the Quebec Port Authority;

(ix)	“Port Requirements” means the requirements of the Port of Quebec; “Shipments” means each shipment of Product to be delivered to RTK’s customer at the Loading Port as specified in the relevant Delivery Schedule;

(x)	“Super Holiday” means any public holiday during which all loading operations at the Loading Port are suspended and shall include the public holidays specified in the Port Requirements in respect of the relevant Loading Port and includes the list of non working days set forth in Schedule “B” to this Agreement provided that such Super Holidays will not suspend laytime if a vessel is already on Demurrage;

(xi)	“Weather Working Day” means any period of twenty-four (24) consecutive hours including Saturdays, Sundays and Holidays but not including Super Holidays during which weather permits Vessel Loading operations;

(xii)	“Vessel” means a vessel on which the Product is loaded in accordance with this Agreement;

(xiii)	All other defined terms used in this Schedule “A” shall have the meaning given to them in the body of the Agreement;

2.	GENERAL SCOPE OF WORK

2.1	QSL shall carry out the scope of work described in this Schedule “A” for the handling of RTK’s Product export program at the Terminal. QSL shall be solely responsible for providing all necessary labour, equipment and facilities to carry out such scope of work.

3.	DELIVERY AND UNLOADING OF RAILCAR OPERATIONS:

3.1	QSL shall carry out the unloading of the Product from railcars supplied by RTK. The railcar discharge facility to be provided by QSL will be located near wharf [*] and shall be comprised of such necessary equipment enable the discharge of the Product despite rain or snow.

3.2	QSL shall unload the rail cars SSHEX within 48 hours of arrival at the Terminal. The operational hours of unloading shall be 8am to 4pm.

3.3	RTK shall deliver the Product to the Terminal by rail as follows:

(i)	the rail cars shall consist of covered hopper cars with gravity discharge bottom gates for free flow wood pellets;

(ii)	RTK shall work with Canadian National Railway Company (CN) to use commercially reasonable efforts to cause the rail cars to be delivered in blocks of approximately [*] to [*] rail cars;

(iii)	each block of rail cars shall comprise a minimum average net weight per railcar of 90 Metric Tonnes of Product. The maximum average net weight per railcar permitted shall be 100 Metric Tonnes of Product.

4.	TRANSFER AND STORAGE OPERATIONS:

4.1	QSL shall provide storage facilities for the Product that are suitable in all respects for the handling and storage of wood pellets, that utilize the latest industry standards, that are dry and clean and which have an effective dust control and fire detection system.

4.2	The Product shall be transferred from the discharge facility to the storage facility via a covered conveyer system and stockpiled inside the storage facility for dry and safe storage of the product.

4.3	In any event, QSL will at all times provide RTK, or its nominee (Drax Power Limited), with a minimum of 75,000 MT of dry and safe storage capacity for the Product.

5.	NOMINATIONS AND VESSEL SPECIFICATIONS

5.1	The specifications and requirements of the Loading Port that shall apply to all Vessels arriving to collect Product shall consist of those requirements set out in Schedule “E” – Loading Port Specifications and Requirements. QSL shall advise RTK immediately in the event that any of said specifications and requirements change.

5.2	As soon as is reasonably possible RTK shall provide QSL with a Delivery Schedule for the subsequent twelve month period. The Delivery Schedule shall be based on a fairly evenly phased delivery schedule over the duration of each twelve month period based on a shipment volume of between [*] Tonnes +/- 10% per shipment at RTK’s sole option. The Delivery Schedule shall comprise the number of Shipments, the tonnage intake for each Shipment and the proposed fourteen (14) day Loading Port Laycans for each Shipment.

5.3	Vessels will be loaded on a first come, first serve basis as directed by the Port Authority or by QSL as applicable, provided that QSL shall in good faith cooperate with RTK in the setting of the Delivery Schedule and in confirming the Laycans for RTK customer vessels such that any conflict between any of RTK’s customer vessel arrivals and those of a third party wishing to load or unload at the Terminal, are avoided.

5.4	Not less than six (6) months prior the anticipated arrival of each Vessel at the Loading Port, QSL shall notify RTK of:

(a)	any changes to the Port Requirements, such changes to be subject to the agreement of RTK, such agreement not to be unreasonably withheld; and

(b)	any changes to the Loading Port restrictions and maximum dimensions of vessels permitted to load Product at the Loading Port, including maximum length, beam, draught and air draught limits.

5.5	Not less than thirty (30) days prior to the start of the original Laycan specified in the Delivery Schedule for the Product to be loaded at the Loading Port, QSL shall work cooperatively with RTK to enable RTK to confirm to RTK’s customer a fourteen (14) day Laycan when the Product will be available at the Loading Port in order to allow the RTK’s customer to fix an appropriate Vessel to lift the Product. Such confirmed Laycan shall start within the original Laycan specified in the Delivery Schedule.

5.6	Not less than fourteen (14) days prior to the start of the Laycan notified by the RTK to its customer in accordance with Section 5.5, RTK shall notify QSL of the following details in writing and shall confirm the fourteen (14) day arrival Laycan selected by its customer:

(i)	the name of the Vessel;

(ii)	the age, flag, class, dimensional characteristics including deadweight tonnage, beam, length overall, number and size of cargo holds and hatches, if part cargo, spaces available for loading Product, anticipated cargo lift +/- 10% and draught of such Vessel

(iii)	the estimated time and date of arrival of the Vessel at the Loading Port; and

(iv)	the Demurrage and Despatch rates of the Vessel.

5.7	RTK may substitute the Vessel notified under Section 5.6 with another vessel provided:

(i)	it notifies QSL in writing not less than three (3) days prior to the arrival of the Vessel at the Loading Port of the details set out in Section 5.6 above in relation to the substitute Vessel;

(ii)	the estimated time and date of arrival of the substitute Vessel is no earlier than the estimated time and date of arrival of the original Vessel.

5.8	RTK shall notify QSL of the estimated time and date of arrival of the Vessel at the Load Port not later than at the following intervals prior to the expected time of arrival of the Vessel:

(i)	seventy-two (72) hours;

(ii)	forty eight (48) hours; and

(iii)	twenty four (24) hours.

5.9	On or before the arrival of a Vessel at the Loading Port, QSL shall secure for the Vessel safe access to, and a berth at, wharf [*] located in the Anse-au-Foulon (Wolfe’s Cove) Sector of the Loading Port.

6.	VESSEL LOADING:

6.1	The Product shall be reclaimed from the storage facility and transferred via a covered conveyer to the ship loading system. The loading sequence will be defined by a vessel’s representative. Once loading operations are completed the dock and infrastructure shall be cleaned.

6.2	QSL shall load Product onto nominated vessels 24 hours per day at a minimum rate of [*] Tonnes per Weather Working Day, Saturdays, Sundays and Holidays included (Super Holidays excluded however, once on Demurrage, always on Demurrage)(the “Loading Rate”) for SupraMax and Panamax Size Ships with net loaded volume exceding [*] metric tonnes of wood pellets. . Where the shipments are less than [*] tonnes, the following shall apply:

•	Less than [*] tonnes, minimum loading rate to be negotiated

•	Greater than [*] tonnes to [*] tonnes, minimum loading rate of [*] tonnes per day

•	Greater than [*] tonnes to [*] tonnes, minimum loading rate of [*] tonnes per day

•	Greater than [*] tonnes to [*] tonnes, minimum loading rate of [*] tonnes per day

•	Greater than [*] tonnes to [*] tonnes, minimum loading rate of [*] tonnes per day

6.3	Vessels to be loaded will be gearless bulk carriers, geared bulk carriers (only those that the gear will not interfere with ship loading) light bulk carriers or modified chip carriers.

6.4	QSL shall load all Vessels at the Terminal in compliance with the IMO Code of Safe Practice and all Applicable Laws. QSL shall provide and use the following dedicated equipment to load the Vessels

6.5	QSL shall procure that any agent, inspector or cargo surveyor appointed by the RTK (or RTK’s customers) to act on behalf of RTK (or RTK’s customers) at the Terminal shall be granted such reasonable access to facilities, information and documentation as they may request, subject to complying with any applicable safety restrictions and not delaying or hindering loading operations in any way.

6.6	QSL shall ensure that all loading and trimming operations are carried out and completed to the master of the Vessel’s satisfaction via spout trimming methods.

6.7	QSL shall ensure that any and all claims for property or other damage, loss or costs incurred by QSL or the Port Authority in connection with loading a shipment of Product at the Loading Port and caused by the master or crew of a Vessel shall be brought by QSL and/or such Port Authorities directly against the owner of the Vessel and no claims in this regard shall be brought against RTK or its customers by any party. QSL will ensure that such claims are notified to the master of the Vessel, if any, in writing within a reasonable time, and at the latest before departure from the Loading Port. RTK agrees to provide reasonable assistance to ensure an equitable and timely settlement to any such dispute is reached.

6.8	All claims for damages to the Vessel occurring during loading or through improper or negligent stowage of the Product shall be settled directly between QSL and/or such Loading Port authorities and Vessel owner, without recourse against RTK or its agents. The RTK will ensure that the master of the Vessel notifies the Loading Port Authorities of damage, if any, in writing within a reasonable time, and at the latest before departure from the Loading Port. RTK agrees to provide reasonable assistance to ensure an equitable and timely settlement to any such dispute is reached. In the event that the damage affects the seaworthiness of the Vessel, laytime and time, if any, on Demurrage, will continue to count.

7.	LAYTIME

7.1	Upon arrival at the Loading Port, RTK shall cause the Notice of Readiness (“NOR”) to be tendered by the master of the Vessel at any time of day or night (Saturdays, Sundays and Holidays included, excluding Super Holidays) at the place where NOR is customarily tendered, as presented in Schedule E.

7.2	Unless otherwise specified in Port Requirements in relation to the Loading Port, laytime shall commence:

(i)	At the start of the first shift following the next available labor call following the tendering of the Notice of Readiness; or if earlier

(ii)	the actual commencement of loading at the Loading Port, in which case actual time shall be used to count.

7.3	Laytime and/or Demurrage shall cease on completion of loading of the Shipment to the master of the Vessel’s satisfaction.

7.4	Laytime allowed for loading shall be the Shipment weight as set forth in the Loading Port weight certificate issued by the independent marine surveyor appointed by RTK divided by the Loading Rate.

7.5	The following shifting time, stoppages and/or interruptions to loading shall not count as laytime unless the Vessel is already on demurrage in which case time will count:

(i)	any time lost due to the breakdown, inefficiency, repairs or any other inability of, or cause attributable to the Vessel, her master, her crew or owners which affects the berthing and loading of the Vessel;

(ii)	any time lost due to RTK (or the owner or operator or charterer of the Vessel) preventing, impeding or prohibiting loading;

(iii)	any governmental authority or port authority preventing, impeding or prohibiting loading;

(iv)	any time lost due to any labour dispute, strike, go slow, work to rule, lock out, stoppage or restraint of labour involving the master, officers or crew of the Vessel;

(v)	any time lost due to non-compliance with statutory and class requirements for the Vessel;

(vi)	for delays in loading the Product due to the Vessel not complying with stevedoring regulations (provided RTK has been notified of such regulation in advance) relevant to the operation of the Loading Port;

(vii)	in the event of weather conditions which, in the reasonable opinion of either the Loading Port or the master, make loading unsafe and where the Loading Port has to cease loading, whether the Vessel is in berth or not or in port or not;

(viii)	any time lost if loading is interrupted by the Vessel in order to conduct business on behalf of the owner (such as taking draught surveys);

(ix)	during Super Holidays; and

(x)	any time lost due to Force Majeure.

7.6	Where the Vessel is alongside the Loading Port berth and is ready to load the Shipment QSL shall be liable and shall hold RTK harmless for any delays due:

(i)	to the unavailability of Product caused by QSL;

(ii)	breakdown and/or inefficiency of the Loading Port, including but not limited to, the operation of the Loading Port, Loading Port cranes, stevedores or other loading equipment, which delays the loading of the Shipment;

(iii)	and in such event laytime will continue to run, and Demurrage will accrue.

7.7	QSL shall pay Demurrage to RTK for all excess time at the rate per day pro rata notified in accordance with Section 5.6(iv), provided that RTK gives notice of its claim in writing to QSL, with such relevant supporting documentation as is available, within thirty (30) days after completion of loading. QSL shall pay any undisputed Demurrage no later than five (5) Business Days following QSL’s receipt of such notice.

7.8	Rentech shall pay Despatch to QSL for all time saved at the rate per day notified in accordance with paragraph 5.6(iv), provided that QSL gives notice of its claim in writing to RTK, with such relevant supporting documentation as is available, within sixty (60) days after completion of loading of a Shipment. RTK shall pay any undisputed Despatch no later than five (5) Business Days following RTK’s receipt of such notice.

7.9	Articles 6 and 7 of this Schedule “A” shall survive the termination or expiry of the Agreement.

8.	THROUGHPUT CAPACITY AND RIGHT OF FIRST REFUSAL TO EXPAND

8.1	QSL guarantees that, based on the Infrastructure anticipated by this Agreement, RTK, or its nominee, shall upon request, have the right to throughput through the Terminal an annual amount of Product of up to [*] per year for each year.

8.2	QSL agrees that RTK, or Drax Power Limited (Drax) as RTK’s sole permitted assignee, shall have the exclusive option to expand the storage capacity connected to existing Infrastructure onto any vacant land adjacent to the Terminal that is controlled or leased by QSL and of a size sufficient to build approximately [*] of Product storage and have the potential to be connected to the shiploader which is part of the Infrastructure Equipment (such property, “Adjacent Land”). In addition, in the event that (1) QSL is considering granting use rights to any Adjacent Land to a third party, (2) it is considering developing such lands for its own use, or (3) receives any bona fide offer from a third party to use the Adjacent Land that it is willing to accept, QSL shall provide immediate written notice to RTK of such offer and provide RTK with 60 days to decide whether it wishes to exercise its option to expand the storage capacity connected to existing Infrastructure onto Adjacent Land. RTK may assign the option right to Drax. If RTK or Drax accepts, the notice given by it shall constitute a binding agreement and RTK (or Drax) and QSL shall enter into an expansion agreement on mutually agreeable terms. In the event that within 60 days, RTK or Drax is not in a position to make a commitment on the land required for additional storage, RTK or Drax will have the ability to secure an option on the Adjacent Land for a period of up to three years in accordance with terms to be negotiated with QSL or the Landlord, if necessary.

SCHEDULE “B”

List of Non-Working Days (Super Holidays)

SCHEDULE “C”

CHARACTERISTICS OF THE PRODUCT

SCHEDULE “D”

RATES

Schedule E

Loading Port Specifications and Requirements